Exhibit 28(q)

SEASONS SERIES TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned trustee of Seasons Series Trust does hereby constitute and appoint Gregory N. Bressler, Nori L. Gabert, Louis O. Ducote, Donna M. Handel, and John T. Genoy or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with any Registration Statement on Form N-1A or Form N-14 and any and all amendments (including post-effective amendments) thereto, with full power and authority to execute said Registration Statement for and on behalf of the undersigned, in our names and in the capacities indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. The undersigned hereby give to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in fact would have if personally acting. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

WITNESS the due execution hereof on the date and in the capacity set forth below.

Signature	Title	Date

/s/ JOHN T. GENOY	President	March 21, 2013
John T. Genoy	(Principal Executive Officer)

/s/ DONNA M. HANDEL	Treasurer	March 21, 2013
Donna M. Handel	(Principal Financial and Accounting Officer)

/s/ BRUCE G. WILLISON	Independent Director and Trustee	March 21, 2013
Bruce G. Willison

/s/ GARRETT F. BOUTON	Trustee	March 21, 2013
Garrett F. Bouton

/s/ CARL D. COVITZ	Trustee	March 21, 2013
Carl D. Covitz

/s/ JANA W. GREER	Trustee	March 21, 2013
Jana W. Greer

/s/ JANE JELENKO	Trustee	March 21, 2013
Jane Jelenko

/s/ GILBERT T. RAY	Trustee	March 21, 2013
Gilbert T. Ray

/s/ ALLAN L. SHER	Trustee	March 21, 2013
Allan L. Sher